*As filed with the Securities and Exchange Commission on January 4, 2001.
                                        Registration Statement No.  333 -_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             URANIUM STRATEGIES INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------

     Nevada                             212234                     N/A
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Number)       Identification No.)

                            ------------------------

                           180 Niagara St., Suite 505
                        Toronto, Ontario, Canada M5V 3E1
                                 (416) 504-7011
          (Address and telephone number of principal executive offices)
                            ------------------------

                          Thomas Skimming, President
                             Uranium Strategies Inc.
                           180 Niagara St., Suite 505
                        Toronto, Ontario, Canada M5V 3E1
                                 (416) 504-7011
            (Name, address and telephone number of agent for service)
                            ------------------------
                                   Copies to:

                             Andrew D. Hudders, Esq.
                            Graubard Mollen & Miller
                          600 Third Avenue - 32nd Floor
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile (212) 818-8881

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             As soon as practicable after the effective date of this
                             Registration Statement.

                            ------------------------

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
Title of Each            Amount         Proposed  Maximum  Proposed Maximum    Amount of
Class of Securities        To Be        Offering Price     Aggregate Offering  Registration
To Be Registered         Registered      Per Security           Price             Fee
-------------------------------------------------------------------------------------------
Common Stock, $.001        7,500,000        $.05               $375,000          $99.00
par value
-------------------------------------------------------------------------------------------

Total Amount Due                                                                 $99.00
-------------------------------------------------------------------------------------------


       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED JANUARY 4, 2001

                             URANIUM STRATEGIES INC.

                        7,500,000 Shares of Common Stock

          Up to 7,500,000 shares of our common stock are being sold by one of the officers and directors of USI on a self-underwritten, best efforts basis, with no minimum. The offering will commence on the date of this prospectus and will continue for nine months or until all the shares offered are sold, if earlier. We will not escrow the funds received in the purchase of our common stock. We will issue certificates for common stock purchased within ten business days after receipt of a fully executed subscription agreement that is accepted by us and good funds for the purchase are in our account.

          No public market exists for our common stock. A public market may not develop after the sale of the shares.

          We are entirely dependent on the proceeds of this offering to fund our operations.

          Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                  Per Share        Total
                                                  ---------        -----
         Public offering price...................      $.05        $375,000(1)

-----------------

(1) Assumes all 7,500,000 shares offered are sold. The expenses of this offering, estimated at $50,000, will be deducted from the total proceeds to USI.



                The date of this prospectus is ___________, 2001

                                Table of Contents

                                   Page                                   Page
                                   ----                                   ----

Summary...............................3   Management........................26
Risk Factors..........................6   Executive Compensation............29
Use of Proceeds......................11   Principal Stockholders............29
Dividend Policy......................12   Description of Securities.........29
Determination of Offering Price .....12   Shares Eligible for Future Resale.30
Dilution of the Price Paid                Plan of Distribution..............30
   for the Shares....................12   Legal Matters.....................32
Capitalization.......................14   Experts...........................32
Management's Discussion and               Where You Can Find
   Analysis of Financial Condition           Additional Information.........32
   And Results of Operations.........14   Index to Financial Statements....F-1
Business.............................16




          Uranium Strategies Inc., referred to in this prospectus as USI, we or us, is engaged in the identification, acquisition and exploration of mining prospects with copper bearing mineralization. We were incorporated in Nevada in March 1998. Our executive offices are located at 180 Niagara St., Suite 505, Toronto, Ontario, Canada M5V 3E1. Our telephone number is (416) 504-7011. We refer to prospective investors as you or the investor(s).

                                     Summary

          This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us

          USI is engaged in the identification, acquisition and exploration of mining prospects with copper mineralization.

          We currently have a lease on one prospect in Humboldt County, Nevada. The prospect consists of 20 unpatented claims. We plan to conduct further exploration of this prospect to determine reserves and mining feasibility. We may also attempt to locate other prospects and stake additional claims with copper mineralization. If our exploration results are positive, we plan to lease, joint venture or otherwise work with other mining companies for full development and extraction of minerals or sell the viable, staked mining prospects as a means to realize a return on their value. There is no assurance that a commercially viable mineralized body of copper or other minerals exist in any of our current or possible future prospects. We will not know this until sufficient and appropriate exploration work is done and a final evaluation of the legal and economic feasibility is done based on such work.

          We have had no revenues to date. We expect to incur substantial expenses in exploring for copper mineralization before we realize any revenues from our efforts. Because we are in the very early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.

          USI contracted with Platoro West Incorporated to locate, stake and record 20 mining claims likely to contain high concentrations of Coppers. Platoro has staked the 20 unpatented claims for USI. Under this agreement, USI paid $5,000 and issued 10,000 shares of common stock as consideration for the initial services. USI is also responsible for reimbursement of the yearly registration and filing fees for the staked claims which Platoro is obligated to maintain on our behalf and is responsible for payment of a yearly fee of $2,000. These amounts are due in August of each year.

          Obligations by the parties to the Platoro agreement must be performed on the basis of "time is of the essences." If USI is in default, after stipulated cure periods, then Platoro may require USI to transfer and convey to it all of the USI right, title and interest in and to the mining claims and to all the mineral resources located therein to which the agreement relates as the sole remedy. Because the only current mining claims of USI are those subject to the agreement, in the event of a default by USI, it will lose substantially all its assets and not be able to continue in business. In such a circumstance, investors in USI would lose their entire investment.

The Offering

Securities offered.................   Up to 7,500,000 shares of common stock.

Common stock outstanding

prior to the offering..............   2,510,000 shares
Common stock to be outstanding
after the offering.................   10,010,000 shares (assuming all 7,500,000
                                      shares are sold)

Use of proceeds....................   We intend to use the net proceeds of this
                                      offering as follows:

                                      o  Identification and acquisition of
                                         mining prospects
                                      o  Update prior exploration studies
                                      o  Permitting expenses
                                      o  Working capital

Subscription method................   Investors will be asked to complete an
                                      investor subscription agreement and return it to us with the purchase price.

Certificate issuance...............   Within ten business day after receipt and
                                      acceptance of an investor subscription
                                      agreement and good funds, a certificate
                                      for the shares will be sent to the address supplied.

                                  Risk Factors

         You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operation could be materially, adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We have no history running our mining business upon which investors may evaluate our performance.

          We are in the development stage of our business. We have not engaged in any substantive business operations to date. More particularly, we have not engaged in any mining operations beyond that of obtaining 20 unpatented claims for one mining prospect through a consultant company. We have not engaged in exploratory activities, feasibility studies or established initial developmental plans in respect of the mining properties. You should consider our business future based on the risks associated with our early stage and lack of experience.

Our ability to operate will depend on our ability to face all the challenges of a new business.

          We expect to face many challenges in the start up of our business. These will include:

o        Engaging the services of qualified support personnel and consultants;
o        Establishing and maintaining budgets;
o        Implementing appropriate financial controls;
o        Acquiring relevant information efficiently;
o        Staking and evaluating appropriate mining prospects; and
o        Establishing initial exploration plans for mining prospects.

The failure to address one or more of these may impair our ability to carry out our business plan.

We will be dependant on others for the implementation of our business plan in the early periods.

          To initially locate and obtain mining properties, we have relied upon and will continue to rely on an outside consultant. We also will rely on other consultants and independent contractors in the exploratory stage of our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on staked mining prospects and the subsequent evaluation and assessment activities necessary to determine the viability of a mining prospect. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

Mineral exploration has many inherent risks of operations which may prevent ultimate success.

       Mineral exploration has significant risks. Some of the risks include the following:

o It is dependent on locating mineral reserves in staked claims and skillful management of these prospects once found or located.

o Mineral deposits and mineralization may vary substantially in a prospect, rendering what was initially believed a profitable deposit of little or no value.

o Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

                  o        Changes in the value of minerals,
                  o        Changes in regulations,
                  o        Environmental concerns,
                  o Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and
                  o        Labor issues.

Our business future is dependent on finding deposits with sufficient mineralization and grade.

          Our business model depends on locating prospects with a sufficient amount of mineralization to justify surface and drilling sampling. No assurance can be give that our current data resources will be valuable in locating mineralization. Even if initial mineralization reports are positive, subsequent activities may determine that deposits are not commercially viable. Thus, at any stage in the exploration process, we may determine there is no business reason to continue, and at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our business.

We are relying on dated geological reports to locate potential mineral deposits which may be inaccurate.

          We rely on reports typically several decades old to determine which potential mineral deposits to stake. There is no sure method of verifying the care and manner used to prepare these reports without further verification by us and our agents. Verification is expected to be costly and may take a considerable period of time. Verification may result in our rejecting a prospect; however, we will have borne the expense of this determination with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mining prospects could result in significant unrecoverable expenses. Mineral deposits initially thought to be valuable may turn out to be of little value. Therefore, investment funds will have been used with no value having been achieved.

If we are in default to Platoro West Incorporated, we will have to transfer all our interests in the staked claims to Platoro West Incorporated

          The obligations of USI under its agreement with Platoro West Incorporated include payment of royalties and reimbursement of expenses. If USI is determined to be in default of any obligation to Platoro after relevant notice and cure periods, the remedy is that Platoro will be able to have USI transfer to it all the right, title and interest in the staked claims and minerals located therein to Platoro and retain all amounts and shares previously paid or issued to it. Therefore, if USI is in default to Platoro, it will lose all its current assets and may not be able to carry on its business. In such event, investors could lose their entire investment.

Regulatory compliance is complex and the failure to meet all the various requirements could result in fines or other limitations on the proposed business.

          We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore for economic mineralization and our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with or the failure to comply with applicable regulation will affect the ability of USI to succeed in its business plans and to generate revenues and profits.

The USI business plan is premised on growth in the use of copper, and if that does not occur, the mining prospects such as that held by USI may not be economical to mine.

          The USI business plan depends in large part on an increased demand in the use of copper with a concomitant rise in market prices. An increase in market use and prices for copper will encourage industry interest in United States copper mine development and improve the likelihood of our overall success. If the use of copper does not increase appreciably, then it is likely current sources of copper will remain adequate for market supply and sources like those USI is attempting to identify and explore will become marginalized. The result may be that USI will have to curtail its business plan and investors will lose their investment.

Competition may develop which will be better able to locate, stake and develop copper sources more cost effectively and quicker than USI.

          There are numerous junior and developed mining and exploration companies in existence that may be attracted to the copper mining business if the use of the mineral increases. USI believes there are a significant number of companies that could command greater resources than those available to USI to locate, stake, explore and develop copper resources. These companies may be able to reach production stages sooner than USI and obtain market share before USI.

USI will compete with mining enterprises for appropriate consultants and employees.

          USI will compete in the hiring of appropriate geological and environmental experts to assist with location and exploration of claims and implementation of its business plan. The success of USI will largely depend on its financial resources and the opportunities offered to be associated with a growing company.

Risks Relating to Capital Requirements

USI is entirely dependent on the proceeds of this offering to fund our exploratory activities.

          USI currently has insufficient capital to engage in exploratory activities and no sources for financing other than the proposed offering. The extent to which we will be able to implement our exploration for copper mineralization will be determined by the amount of proceeds from this offering.

Risks Relating to Capital Requirements

We are entirely dependent on the proceeds of this offering to fund our exploratory activities.

          We currently have insufficient capital to engage in exploratory activities and no sources for financing other than the proposed offering. The extent to which we will be able to implement our exploration for copper mineralization will be determined by the amount of proceeds from this offering.

USI will required additional funds to those of this offering to fund its operations.

          The proceeds of this financing will not be sufficient for full development of our mining prospects. USI will need additional capital to fund the full exploratory work on the current prospect and to locate, verify and develop additional prospects with viable mineralization of sufficient grade, where necessary, and to implement all the later aspects of development of a mining prospect. USI will have to obtain the funds from external sources from the sale of additional equity securities or debt securities. Without additional capital, USI will have to curtail its overall business plan or abandon it.

USI does not have any identified sources of additional capital, the absence of which may prevent USI from continuing its operations.

          USI does not have any arrangements with any investment banking firms of institutional lenders. Because USI will need additional capital, it will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, USI will have to limit or curtail operations.

Since mineral exploration and mining is capital intensive and is subject to many vagaries, USI will need additional capital.

          Full development of the staked mines will require substantial funds in excess of those currently sought by USI. If the estimates about the one prospect to which USI has staked claims prove incorrect or more costly to determine, USI will need additional capital to identify and evaluate new prospects. The absence of necessary funds will force USI to change its business plan and long-term strategy and, possibly, to curtail operations.

Risks Relating to this Offering

This offering is being made without an underwriter, therefore, it is possible that USI will not sell all the shares offered.

          The offering is self-underwritten. This means USI will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of one of our officers and directors, and we will not pay him any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If USI does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of the company and require it to cease operations.

This offering is being made without any escrow of investor funds or provisions to return funds.

          When investors make a subscription for our common stock, the purchase price will not be placed in any escrow account and will become a general asset of USI. There is no minimum offering amount. Subscriptions will be accepted on a rolling basis. There are no investor protections for the return of invested monies.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of USI being able to operate on the funds raised.

          This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of funds will be raised for the intended use of proceeds. If insufficient funds are the result of this offering, USI may have to curtail its operations, but investors will not be able to get their investment funds back.

Future sales of shares by our current stockholders could adversely affect the market price of our common stock.

          After completion of this offering, there will be 10,010,000 shares of our common stock outstanding if all the shares offered are sold. Of that amount 2,510,000 shares, or approximately 25%, will be held by our current stockholders. Of the shares held by the current stockholders, 235,000 shares may be sold under Rule 144 without limitation. After October 2, 2001, an additional 2,275,000 shares held by directors, officers, principal stockholders and other current stockholders will be eligible for sale under Rule 144 in the public market from time to time, without registration, subject to limits on the timing, amount and method of these sales imposed by the securities laws. You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

The offering price has been established by the board of directors arbitrarily.

          The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. We have not consulted with any finance professionals to determine the offering price.

The officers will have broad discretion in the use of proceeds from this offering.

          Although we have allocated the proceeds from this offering among several categories of uses, they may be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use the offering proceeds and to determine how and what portions of the business plan will be implemented.

There has been no prior market for our common stock and the market price of the shares may fluctuate.

          There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

There can be no assurance that a public market will develop for the common stock.

          We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can be no assurance that a market will develop for the common stock.

Investors may be not able to resell the shares acquired in the offering in the public markets.

          The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors ability to resell shares purchased in this offering.

Our directors and officers will have substantial ability to control our business direction.

          Because our directors and officers own a substantial number of shares of common stock, they are in a position to control, or at the least, influence the election of our directors. Therefore, they are able to influence the business operation of USI.

                                 Use of Proceeds

          The offering is on a best efforts, no minimum basis. The principal use of proceeds will be to conduct exploratory actions to determine the mineralization and grade levels of our current mining prospect. Below are offered three alternatives of the application of proceeds that may be received in the offering. In each instance the applications assume net proceeds after offering expenses estimated at $50,000.


       Activity                                      Net Proceeds Amount
       --------                               ----------------------------------

Identification and acquisition of
   mining prospects                           $  5,000     $  5,000     $ 25,000

Update prior exploration studies              $ 75,000     $150,000     $200,000

Permitting expenses                               --       $ 25,000     $ 50,000

Working capital                               $ 20,000     $ 20,000     $ 50,000
                                              --------     --------     --------

         Total                                $100,000     $200,000     $325,000

          The identification and acquisition of mining prospects will be primarily those costs associated with locating new ones. This also will include the costs associated with the current cash obligations to Platoro which are the annual payments of $2,000 per year and the annual filing and registration expenses of approximately $107 per claim staked and reimbursement of out of pocket expenses that are expected to be minimal.

          Because the information we are using to identify mining claims is dated, we must use a substantial amount of the proceeds of this offering to verify and update the previous exploration studies. Thereafter, we must conduct feasibility studies, including surface and drilling sampling and laboratory testing. Associated costs will be hiring geologists, boring equipment and paying labor costs.

          Prospect permitting expenses are those relating to maintaining our mining stakes and state and federal safety and environmental permits which must be issued before we commence exploratory activities. Our expenses will include the costs of employing mining consultants, legal expenses and filing fees.

          The working capital requirements of our company includes general administrative expenses, compensation, corporate overhead, office rental expense, accounting and professional expenses and similar expenses.

          Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

         Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. If less than all the shares are sold, we correspondingly will limit our activities to fewer prospects and will delay the expenses associated with permitting because this is likely to occur comparatively later in our business development. We also would reduce the working capital allocation and try to reduce other anticipated expenses, especially in the area of updating exploration studies and conducting feasibility studies. Significant reductions in our business plan or delays in taking action may impair our ability to implement our business plan causing us to curtail all or substantial parts of our potential business operations

         In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan or management decisions based on arbitrary decision making. Investors should understand that we have wide discretion over the use of proceeds. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of USI by stockholder action.

                                 Dividend Policy

         We expect to retain all earnings generated by our operations, if any, for the development and growth of our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                         Determination of Offering Price

         The price of the shares was arbitrarily determined in order for USI to raise up to a total of $375,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the shares in the public market, or that a public market will value the company as we have determined its value.

                    Dilution of the Price Paid for the Shares

         The difference between the offering price of the common stock and the net tangible book value of a share of common stock after the offering is the dilution in the value of the offered common stock to investors. Net tangible book value for each share of common stock is determined by dividing the net tangible book value of USI by the number of shares of common stock outstanding. The net tangible book value is determined by calculating the total tangible assets and then subtracting the total liabilities of USI.

         At September 30, 2000, the net tangible book value of USI was $8,800 or $.01 per share of common stock. If you give effect to the sale of 1,533,333 shares for aggregate consideration of $17,524 on October 2, 2000 and 10,000 shares for services valued at $500, the pro forma net tangible book value of USI at September 30, 2000 would be $28,024 or $.01 per share of common stock. Then, if you give effect to the sale of the 7,500,000 shares of common stock in this offering at the initial public offering price of $.05 per shares and the receipt of the net proceeds of this offering, based on the pro forma net tangible book value shown above, the adjusted pro forma net tangible book value of USI at September 30, 2000 would be $353,024 or $.035 per share. The dilution would be $.015 per share, or approximately 30%, less than the price you are paying per share in the offering. The following table illustrates this dilution.

         Assumed public offering price per share ....................  $  .05

            Net tangible book value before pro forma adjustments.....  $  .01

            Pro forma net tangible book value before offering........  $  .01

            Increase attributable to investors in this offering......  $  .025

         Adjusted net tangible book value after offering.............  $  .035
                                                                          -----

         Dilution to investors in this offering......................  $  .015
                                                                         =====

         The public offering price is substantially higher than the pro forma net tangible book value per share. Investors will incur immediate and substantial dilution.

          The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by all our existing stockholders and by new investors in this offering assuming all the shares are sold:


                                                       Total Con-  Percentage
                   Price Per   Number of   Percent of  sideration  of Consider-
                    Share     Shares Held  Ownership   Paid        ation Paid

Existing
  Stockholders      $.008       2,510,000     25.1%    $  21,167       5.3%

Investors in
  this offering     $.05        7,500,000     74.9%    $ 375,000      94.7%
                    ----      -----------   -------    ---------      -----

       Total        $.04       10,010,000    100.0%    $ 396,167      100%

                                 Capitalization

         The following table sets forth our capitalization as of September 30, 2000. This table assumes that the 1,543,333 shares of common stock issued in October 2000, for payment of $17,524 and for services valued at $500 were issued as of September 30, 2000.



                                                           September
                                                           30, 2000
                                                           ---------

Income Taxes Payable                                        $1,200

Stockholders' Equity
         Common stock - $.001 par value, 20,000,000
         shares authorized, 2,510,000 shares issued
         and outstanding                                     2,510
         Additional Paid in Capital                         21,757
         Retained Earnings                                  (2,557)

Total Stockholder's Equity                                 $28,024


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Plan of Operations

         USI is a development stage company. To date, USI has had no revenues and incurred organizational and other start up expenses.

         The expenses of USI during the period of inception (March 5, 1998) to September 30, 2000 were general and administrative expenses relating to office, compensation and taxes. During this period, USI paid $5,443 for these expenses. For the period January 1, 2000 to September 30, 2000, USI had net income of $4,757 which arose from the sale of an investment. This was a one time sale and does not reflect expected ongoing profitability for USI. USI had losses during 1999 and 1998.

         USI had working capital of $8,800 at September 30, 2000. At December 31, 1999 USI had no working capital. USI has funded its expenses from the one time sale of an investment for proceeds of $10,000 and sales of shares of common stock in October 2000. These sales were to a limited number of investors in private placement transactions under an exemption from registration under the Securities Act of 1933.

         Our plan of operations includes the location of one or more mining prospects to explore for copper mineralization. Once claims are located and staked, we will perform feasibility studies. USI will have to adjust the level of implementation of its business plan according to the amount of proceeds raised in this offering. USI is entirely dependent on the offering for its capital requirements at this time. Because its exploratory plan has some flexibility, we believe that USI will be able to continue its operations for approximately 12 months after the offering, even if the full amount is not raised. This estimate does not take into account unforeseen expenses arising from unanticipated problems. In the event of additional expenses, we will further adjust our business plan or seek additional capital.

         Our research development activities for the next 12 months are those associated with exploring the mineralization of staked claims.

         USI will require additional capital to continue to fund its expenses during the exploratory stage and for the implementation of the business plan of locating, verifying and developing mining prospects with viable mineralization of sufficient grade. At this time, all of USI's capital requirements will have to come from external sources, either from the sale of securities or incurring of debt. Without additional capital, USI will have to curtail its development plans, and it will not be able to implement its business plan.

         USI does not have any identified capital resources. Moreover, it does not have any arrangements with investment banking firms or institutional lenders. This offering is a self-underwritten transaction. This means that officers and directors of USI plan to sell all the shares offered without the services of any investment professionals or broker-dealers. USI will not pay any commissions on the sale of the shares offered by this prospectus. Because this is a best efforts offering without a minimum, there is no assurance that any or all the shares offered will be purchased. Also, because this is an offering without any minimum, early investors bear a disproportionate risk that insufficient funds will be raised thereby limiting the ability of USI to operate as planned.

         The business of mineral exploration and mining is generally capital intensive. If the estimates about the one prospect to which USI has staked claims prove incorrect or more costly to determine, both possible outcomes, it will need capital additional to this offering to identify and evaluate new prospects. Although USI plans to exploit mining prospects in a manner that will not require it to conduct the full permitting, extraction, processing and mineral selling aspects of mining, it will need additional capital to support some of these aspects of development or to induce others to work the USI properties. USI does not have any sources for such additional funds.

Other Matters

Year 2000 Computer Issues

         Because USI began operations after the beginning of the year 2000, it believes that the computer programs that it uses are Y2K compliant. At this time, USI believes that it does not have any assets with embedded computer chips or programs. Mining data that USI has used to determine the mining properties to stake and will use in the future evaluation of the mining properties are primarily in paper format and therefore not susceptible to year 2000 issues. Therefore, management of USI does not expect to experience any Y2K failures.

         USI does not engage in electronic data interchange with any other entity. Therefore, management of USI believes it does not have any Y2K exposure directly from other entities and their failure to be Y2K compliant. Tangently, however, the failure of other entities to be Y2K compliant may cause USI issues, none of which are apparent to management.

                                    Business

Introduction

         USI is engaged in the identification, acquisition, and exploration of mining prospects with copper mineralization located in the Western United States.

         USI was organized under the laws of the state of Nevada on March 5, 1998. The executive offices are at 180 Niagara Street, Suite 505, Toronto, Ontario, Canada, M5V 3E1. Its telephone number is (416) 504-7011.

Description of Mining Industry

Basic Geology

         Geology is the science of the earth's composition. The five most abundant elements in the earth's crust are oxygen, silicon, aluminum, iron and calcium. Elements bond together in chemical compounds to form solid crystalline substances known as minerals. There are many thousands of different minerals, each with a definite chemical composition and crystalline structure.

         Where minerals are concentrated in sufficient quantity, the zones or bodies in which they are found are called mineral deposits. These mineralized deposits become ore when the minerals are present in sufficient quantity (or tonnage) and adequate quality (or grade) to be recovered profitably.

         Mineral deposits often form in areas where the earth's underground plates collide causing seismic and geologic activity. Geologic activity happens very slowly; a mountain range thousands of meters high is lifted at a rate of only a few centimeters per year - erosion wears away such a mountain range just as slowly.

         The earth has a solid core of iron and nickel surrounded by a mantle of molten rock. When this material forces itself into the many cracks and other points of weakness in the earth's crust, it is called magma. This material moves through cracks, in many directions, and heats the surrounding rock, altering it and in some cases causing it to re-melt. The whole mass then cools, and this is when minerals, some of which are valuable, begin to crystallize. As each different mineral crystallizes out of the magma, the composition of the magma changes. Some magmas have no valuable minerals, while others contain economically exploitable mineral deposits.

Prospecting

         The first step in prospecting for valuable minerals involves geological mapping and surface prospecting. The prospector looks for trace amounts of ore minerals and/or favorable rock types. One valuable sign of mineralization is a gossan, an area of rusty staining on the rocks that is formed when minerals are oxidized.

         When a potential mining area is identified, it is sampled and the samples may be sent for chemical analysis.

         Another useful technique is remote sensing. This technique uses photographic and radar images taken by satellites or aircraft. Aerial and satellite imagery can show large-scale geological structures like faults or geological contacts where mineralization often occurs. In some areas - deserts are a good example - color changes on satellite imagery may denote changes in rock type or show areas of rock alteration.

Sampling and Drilling

         Sampling is the process of taking a small representative portion of a larger mass. By analyzing the sample to determine the concentration of metal it contains, the potential value of the larger mass can be determined. Sampling can be as simple as removing a piece of rock from an outcrop, but often the exploration crew will use a bulldozer or backhoe, or use explosives to blast a trench in the rock.

         The first samples taken from a potential mineral site are called grab samples. Prospectors and geological field crews gather grab samples from outcrops, road cuts, trenches or river beds. These rocks are selected specifically because they appear to contain a significant amount of metal, so they are not considered representative of the outcrop or road cut from which they come.

         In the field, grab samples are gathered, their original location is recorded, each rock is labeled and the most promising ones are sent to a lab for mineral analysis. If worthwhile or significant amounts of sought after minerals are present in such grab samples, channel sampling may be warranted.

         A surface channel, the most desirable type of sample, is normally a cut about 4 inches wide and 3/4 inch deep across the proposed ore zone. The chips of rock removed are carefully collected, marked and bagged for analysis.

         Surface sampling alone, however, cannot give a definitive indication of how tremendous - or how mediocre - a deposit lies below. Thus, after surface sampling indicates a possible concentration of valuable minerals, drilling is undertaken.

         Drilling is the only means to ascertain the quantity and quality (tonnage and grade) of a deposit. A circular cut is made in the rock and continuous cylindrical core samples are extracted from the center of the cut. To do this, a special type of drill, with a rotating core barrel that grinds down through the bedrock, is used.

Mining

         There are many methods of extraction (mining) to choose from. The shape and orientation of an orebody, the strength of the ore and surrounding rock, and the manner in which the valuable minerals are distributed are different for each ore zone. These factors will influence the selection of a mining method and the overall plan for developing the orebody.

         The primary opening into an underground mine can be either a shaft or a decline (also called a ramp), driven down into the earth, or an adit, a horizontal opening driven into the side of a hill or mountain. All have the same purpose - to provide access for people, materials and equipment, and to provide a way for ore to be brought to surface.

         Surface drilling will indicate whether a mineralized zone has sufficient potential to become an orebody. To outline the zone with greater accuracy, and confirm the mineralization is continuous and the estimates of grade and tonnage are correct, surface work is followed by underground development and detailed drilling. Only then can the developer make plans for production.

Processing Ore

         Digging ore from the earth is only half the battle. Often just as challenging and costly is the ore processing, which takes place in mills, smelters and refineries.

         The end product from a mill is called a concentrate. All milling and concentrating processes begin with a crushing and grinding stage, which usually represents most of the total cost of processing ore.

Overall Business Methodology

Identify and Acquire Copper Prospects

         USI has entered into an agreement with a mineral exploration company, Platoro West Incorporated which owns paper based data of geological exploration on approximately 1,500 mineral prospects, the majority of which are located in the United States. The data base was compiled in the 1950 through 1970 period, and contains exploration reports, metallurgical studies and feasibility documents. Based on the mining experience of Platoro's management and their review of a number of the properties covered by the data, the materials are believed to still have valuable, useful information. USI contracted with Platoro to locate an initial mining prospect with reports of viable copper mineralization and to locate additional prospects in the future.

         The initial plan of USI is to locate and acquire one or more prospects with viable copper mineralization that have associated, existing reports from the Platoro data resources. It will then update the original exploration and feasibility reports for the prospects and begin the permitting process on the prospects that are determined to be the most feasible for the extraction of minerals. If necessary, additional prospects will be identified and evaluated in a similar manner.

         After identification of a potential prospect, USI will acquire the right to explore it. This is done by staking a claim which is a process of registering USI's rights to the minerals in the land with state and federal officials.

Update of Past Exploration Results and Feasibility Studies on Staked Claims

         Once USI has acquired the right to explore for mineral deposits on specific prospects, it will contract with independent laboratories, sampling companies and geological and environmental consultants to update existing and produce necessary exploration, feasibility and environmental reports to determine the mineral reserves and whether the minerals can be mined in a cost effective manner under current regulations and in the current economic environment. Mineral reserves are the estimated amounts of mineralization in a given location. Estimates are determined by taking samples of the earth at the surface and by drilling core samples and then having laboratories and geologists study the samples to determine the amounts and locations of the mineral deposits. Once the mineralization levels are determined, which includes the concentration and identification of minerals, USI will then be able to start analyzing and estimating reserves, methods of recovery and environmental requirements which will affect the final decision of whether or not a prospect is viable to explore and, later, develop. Part of this process will be to estimate the possible revenues against the potential expenses to arrive at the estimated positive cash flow amount.

         USI will then determine the most logical method for capitalizing on the value of the prospect. Management believes that it will most likely either sell the prospect outright or will lease or joint venture prospects to other companies for royalty revenues. USI believes that there are sufficient numbers of mining companies that would be interested in acquiring viable mineral resources by any of these means. Claims that are not feasible to develop will not be renewed with the appropriate federal and state authorities.

         By electing to use others to commercially develop the prospects, USI will avoid the expense and responsibilities of having to apply for various mining permits with respect to the prospects and will be able to limit its liability for regulatory compliance and failures. Of course, where it retains ownership of a mine it may have residual liability, most likely in the area of environmental regulatory compliance. Also, by using others for development of the properties, USI will reduce its capital requirements.

Copper Orientation

         Copper is one of the most used and reused metals - it is known to date back to prehistoric times, and has an infinite recyclable life. Copper's properties include conductivity of electricity and heat, resistance to corrosion, and pliability; making it an excellent resource for use in outdoor power lines and cables, in-house wiring, lamp cords, and electrical machinery such as generators, motors, signaling devices, electromagnets, and communication equipment. Copper is also much desired for its beauty, and is used in the production of cooking utensils, ornamental objects, and coins.

         Known worldwide copper resources are estimated at nearly 5.8 trillion pounds, of which only about 0.7 trillion pounds (12%) have been mined throughout history.

Consumption

         Four classes of copper fabricators together account for about 97% of the total copper (including alloying metal) consumed each year in the United States. Other industries, such as steel, aluminum, and chemical, consume the remaining 3%.

         The wire rod mills' share of metal consumed has grown sharply over the last 20 years, to about 49% today, while brass mills have dropped to 40%. Foundries account for about 7% of fabricated products, and powder plants use only about 1% of the US supply of copper.

         Copper wire mill products are destined for use as electrical conductors. Starting with wire rod, these mills cold draw the wire (with necessary anneals) to final dimensions through a series of dies. The individual wires may be stranded and normally are insulated before being gathered into cable assemblies.

         Brass mills melt and alloy feedstock to make strip, sheet, plate, tube, rod, bar, mechanical wire, forgings, and extrusions. Somewhat less than half the copper input is refined and the rest is scrap. Fabricating processes, such as hot rolling, cold rolling, extrusion, and drawing are employed to convert the melted and cast feedstock into mill products.

         About 45% of the output of US brass mills is unalloyed copper and high-copper alloys, chiefly in such forms as plumbing and air conditioning tube, busbar and other heavy-gage, flat products for electrical use, strip for auto radiator and other heat-exchanger fins, and roofing sheet. Copper alloys comprise the remaining 55%. Free-cutting brass rod, which exhibits outstanding machinability and good corrosion resistance, and brass strip, which has high strength, corrosion resistance, excellent formability, and good electrical properties, together constitute about 80% of the total tonnage of copper alloys shipped from US brass mills. Other alloy types of major commercial significance include copper-nickels, which are strong and particularly resistant to seawater and used for coinage; tin bronzes (phosphor bronzes), which are noted for their excellent cold forming behavior and strength; tin brasses, known for outstanding corrosion resistance; nickel silvers, which combine a silvery appearance with good formability and corrosion resistance; beryllium coppers, which provide outstanding strength when hardened; and aluminum bronzes, which have high strength along with good resistance to oxidation, chemical attack, and mechanical abrasion.

         Foundries use pre-alloyed ingot, scrap, and virgin metal as raw materials. Their chief products are shaped castings for many different industrial and consumer goods, the most important of which are plumbing products and industrial valves. Centrifugal and continuous cast copper alloy products find major application as bearings, cylinders, and other symmetrical components.

         Powder plants produce powder and flake for further fabrication into powder metallurgy parts, chiefly small bronze bushings, and other uses.

Markets

         Despite popular belief that copper is a material that is always on the defensive and being substituted for, analysis shows the opposite to have been true over the last ten or fifteen years. In the late 1960's and early 1970's, copper was indeed the object of considerable substitution, particularly by aluminum in wire mill products. This aluminum penetration resulted in copper reaching its lowest market share at 71.9% of the total insulated wire and cable market in 1974, with particularly sharp aluminum inroads into power cable, building wire, and magnet wire (used to wind motors and transformers).

         At about that time, safety problems, well publicized by the US Consumer Product Safety Commission, began to occur at connections in aluminum branch-circuit wiring used in well over a million homes up to that time. These problems were undoubtedly responsible for a sudden return to copper in building wire and some spillover effect into other wire and cable categories. Only in power cable, primarily overhead utility cable installed by highly trained professionals, has aluminum increased its market share since the mid-1970's. Today copper's share of the US insulated wire and cable market is about 78%.

         Building wiring and plumbing have been the two top markets in recent years. Both have benefited from an increasing intensity of use (more electrical loads and more bathrooms in new homes). Plastics are an ongoing threat to copper in plumbing applications but their usage is still held back by their susceptibility to permeation by gasoline and other organics and to mechanical damage. They also do not exhibit copper's bacteriostatic properties.

         Automotive applications, copper's third largest market, is the source of the most serious current substitution threat; the use of aluminum in the radiators. Copper's answer to this threat is new soldering materials, better radiator designs, and new automated production techniques. Though aluminum has made inroads into the radiator market, copper has gained far more due to the dramatic increase in wiring and electronics within the average car. Today, the use of copper and copper alloys in an average US-built passenger car is about 50 pounds, versus 36 pounds in 1980.

         Telecommunications, on the other hand, has dropped from the number 2 spot to number 4 in less than a decade. Fiber optics is the popular explanation for this dip, but in fact it accounted for little of it prior to 1990. Other technological factors are responsible, such as subscriber carrier (piggybacking of many phone conversations on a single pair of copper wires) and the use of wires of smaller cross-section. This is a textbook example of copper applications being engineered for ever-increasing efficiency of use, which results in decreased poundage. Optical fibers are indeed a real threat for the future, however. Whether that threat is realized may depend more on cost factors than technical considerations.

         Copper also goes head-to-head with aluminum in power utilities. Aluminum's light weight is its one advantage in current-carrying applications and it is used almost exclusively in overhead transmission and distribution cable. The advent of high temperature superconductors, opens new vistas of possibility. Superconductors need to be surrounded by "shunt" materials, which can carry heavy currents around faults that occasionally occur in the superconductor. The mini-materials battle between copper and aluminum for the best such material for current-technology superconductors such as niobium-titanium has been won by copper. Superconductivity could be an important new market for copper, particularly in transmission lines, energy storage devices, and other applications not yet contemplated.

         One negative of note for copper consumption is a large loss in copper's use in coinage. This occurred in 1982, when a copper alloy was replaced by zinc in the penny. Roughly three-quarters of all US coins minted are pennies. A move is now afoot to create a new copper-base dollar coin to eventually replace the dollar bill.

         A fact that is surprising to many is that when the markets are put on a usage-intensity basis-that is, pounds of copper used per unit of measure of each industry (use per housing start, per vehicle, per ton of air-conditioner capacity, etc.) - copper has shown increasing use in the last ten years. This is in contrast to the oft-quoted statement that the intensity of use of copper and other "mature" metals is falling rapidly.

Pumpernickel Valley Copper Project

         USI has acquired a 100% interest in the Pumpernickel Valley Copper Project in Nevada. The USI interest is the filing of mining stakes that allows USI to explore the prospect. The mining stakes prevent others from exploring the land subject to the stakes for mineralization. The Pumpernickel Valley Copper project consists of 20 unpatented lode claims situated in Sections 12, 13 and 24, Township 34 North, Range 40 East, Humboldt County, Nevada. The claims are located between elevations of 4,600 and 5,400 feet along the eastern flank of the Edna Mountains approximately 18 miles east-southeast of Winnemucca, Nevada. The property lies approximately 20 air miles west-northwest of the famous Battle Mountain copper-gold district and is easily accessible by way of a nine mile all-weather improved gravel road connecting with Interstate 80.

Regional Geological Setting

         There are a number of important mineral deposits and mines in the immediate area including the Lone Tree gold mine which is 11 miles to the northeast, the Adelaide gold district 5 miles to the west, the several gold and copper-gold deposits of the Buffalo Valley 12 miles east, and the Battle Mountain copper district. The Battle Mountain district has produced over 1 billion pounds of copper in addition to more than 3 million ounces of gold to date. Active exploration and or mining continues on several of these properties in the area.

General Property Geology

         Although there is no recorded production from USI's property, numerous prospects, small shafts and adits are found across the Pumpernickel Valley Copper Project. Copper carbonate minerals cover large parts of the property in
Section 12 along with auriferous jasperoid. The central portion of the property in Section 13 consists of a mineralized Cretaceous age granodiorite intrusive. The intrusive is pervasively limonite stained and quartz veined with locally intense argillic alteration. To the south in Section 24 the granodiorite has intruded and metamorphosed Havallah greenstones. These greenstones show locally intense silicification with accompanying pyrite. Sulfate is evident as gypsum in areas of acid leaching. Much of the property is covered by recent colluvium.

Previous Exploration

         Several companies have conducted exploration in the area within the last 10 years including a recent geophysics program followed by a five hole drilling program conducted by Anglo Gold in Section 24. The geophysics consist of a Gravity survey by Zonge Geosciences and a ground mag survey. Anglo Gold did not intersect significant disseminated gold but did intercept a 5-10 foot quartz vein with anomalous copper, gold and silver values in two holes. All of these previous efforts have been directed at large scale disseminated gold deposits and have ignored the potential for intrusive hosted porphyry copper mineralization, structurally controlled high grade copper mineralization, or skarn hosted copper-gold mineralization. The latter two types of deposits are known to occur in several of the districts of the surrounding area including Buffalo Valley and Adelaide. The porphyry style of mineralization dominated the Copper Canyon deposits of Battle Mountain. In 1990 the central and southern part of the property was acquired by staking by Getchell Gold. Getchell conducted limited sampling and the drilling of two exploration holes. Further work on the prospect was halted pending development of the company's flagship Getchell Mine prospect some 40 miles to the north. Platoro acquired the mining claims from Placer Dome by their purchase of Getchell Gold in 1999 and has registered the claims in its name for the benefit of USI.

         Getchell geologists conducted limited rock chip sampling because there was a limited amount of appropriate outcrop to test. Copper values to 20,000 parts per million ("ppm") with accompanying gold values in excess of .10 ounces per tonne ("opt") were obtained from quartz-veined altered granodiorite. Several samples contained over 1.0 opt silver along with anomalous copper and gold values. A select trench sample across 20 feet returned .13 opt gold. Trace element data from within the greenstones is highly suggestive of a skarn setting with the presence of bismuth values over 1,000 ppm and tellurium assays up to 50 ppm. Getchell drilled two short holes in 1992. Both of these holes intersected 500 - 1,000 ppm copper along with a few intercepts of .01-.05 opt gold. Both of these holes were drilled in the south central portion of the property and were targeting gold mineralization.

         Anglo Gold conducted gravity studies over the pediment covered area to the east and south of the main property area. Some of its study covers a portion of USI's property and will be reviewed with the objective of determining the subsurface extent of the intrusive. Skarn deposits, if present, likely will be located along this contact. Virtually no modern exploration has been conducted on the northern portion of the property in Section 12 where there is a well exposed fault contact along which there is abundant secondary copper mineralization. This north-northeast structural zone has a minimum width of several hundred feet and a strike length of over 2,000 feet. Rock chip sampling by Platoro West along this zone has returned a high copper assay of 4.72%. Sampling of the hanging wall iron-stained jasperoid has yielded anomalous gold and silver values with copper assaying 1,095 ppm.

Agreement with Platoro West Incorporated

         On October 20, 2000, the Company entered into an agreement with Platoro West Incorporated under which Platoro will locate, stake out and record 20 mining claims that Platoro believes to contain high concentrations of copper. On November 16, 2000, Platoro had staked 20 unpatented claims for the Company pursuant to this contract.

         Under the terms of the contract, the Company has made a cash payment to Platoro of $5,000 on October 30, 2000. Commencing in 2001, the Company is obligated to pay Platoro additional cash of $2,000 per year on or before August 31 each year. Platoro is responsible for maintaining the claims for the Company in accordance with state filing requirements.

         As additional compensation, the Company has agreed to issue common shares to Platoro. On October 30, 2000, the Company issued 10,000 common shares to Platoro, fulfilling its obligation under the contract.

         Commencing in 2001, the Company is also responsible for paying the filing and registration expenses per claim staked, currently $107 per claim. In addition, if the prospects are developed, the Company will pay a net smelter royalty of three percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects.

         The royalty payment obligation may be terminated by payment of specified amounts to Platoro. To terminate the royalty obligation prior to October 20, 2006, the Company must pay $1,000,000, less all cash amounts theretofore paid by the Company to Platoro. After October 20, 2006, the termination payment is $2,000,000, less all cash amounts paid by the Company to Platoro.

         If USI is in default under the agreement, the remedy specified in the agreement is that it will transfer and convey to Platoro all of its right, title and interest in and to the mining claims and to all the mineral resources located therein to which the agreement relates. In addition, in such default, Platoro will retain all amounts previously paid to it and retain all shares previously issued to it under the agreement. The agreement contains a dispute mechanism that requires written notice to be given by Platoro in the event of a default; a cure or response to be given by USI within 30 days thereafter; submission to a court of competent jurisdiction if the parties cannot come to a resolution within 15 days thereafter; and USI has 30 days to cure a default if found by a court of competent jurisdiction. If USI is in default and does not cure the default within the time limits provided, USI will lose substantially all its mining assets and would likely not be able to continue in business. In such event, investors in USI will lose their entire investment.

         Through its consulting arrangement with Platoro, USI has access to various historic databases relating to the mining prospects. Platoro acquired paper based data relating to approximately 1,500 mining prospects which they make available to companies like USI. The data largely was compiled between 1950 and 1970. Our agreement requires Platoro to identify potential prospects for USI. Once USI reviews the data, copies of which we are permitted to keep, Platoro conducts the mine staking process on our behalf. The information that

USI obtains from Platoro includes prior exploration reports, metallurgical studies and feasibility documents. Not all the reports are complete and many assumptions relating to the value of the mineralization within the prospects are based on dated assumptions, including prior market prices and regulatory costs. In any event, USI must establish new reserve estimates, feasibility studies and flow sheets. USI cannot give any assurance that the prospects will prove to have the mineralization and reserves indicated in the existing documentation or that the prospects will be worth mining in the current economic and regulatory climate.

         Our agreement with Platoro is not exclusive in that Platoro may provide similar data sales and conduct claim staking for other persons or entities. While we maintain a staked claim that Platoro identified for us, it is our understanding that Platoro will not disclose related data to other parties.

Regulation

         We will be subject to regulation by numerous federal and state governmental authorities. The most significant will be the Federal Environmental Protection Agency, the Bureau of Land Management and comparable state agencies. Currently the cost of compliance with these laws during the staking and exploratory stages is not significant , but we expect that the regulation will cause us to spend significant amounts in our operations if we reach the stage of mining development of our prospects. Regulatory compliance also will take considerable amounts of time to meet and assure compliance. If we fail to comply with these laws, will be subject to possible fines, many of which are considerable in amount. Even if others are engaged in mining development and extraction on our behalf or as an operator, we may bear some or all of these costs and liabilities as the mine stakeholder. To date, we have not been required to spend anything on compliance with environmental laws because we are not exploring, developing or operating any mining properties. We cannot estimate when these costs will begin or their amount.

         Currently we and our agents must only comply with the annual staking and patent maintenance requirements of the State of Nevada and the United States Bureau of Land Management.

Competition

         We expect to compete with numerous junior mining and exploration companies to identify and acquire claims with strong development potential. We believe that our relationship and contract with Platoro West Incorporated for the identification of claims from a large database of previously explored properties gives us a competitive advantage over many other junior mining and exploration companies. USI believes the existence of the prior studies of mining prospects will help it identify prospects more likely to have mineralization in a more cost efficient manner than if USI searched for prospects using public resources, hiring geologists to make initial surveys and conducting other mineral identification and exploratory actions to identify prospects on which to stake claims. Moreover, we believe having the specific data will aid our efforts when we begin our exploratory efforts in respect of a particular prospect because it may provide information helpful in the process.

         We also expect to compete for the hiring of appropriate geological and environmental experts to assist with exploration, feasibility studies and obtaining mining patents. In the future, we expect to compete for development and extraction consultants, employees and equipment. Most of our current competitors have, and our future competitors are expected to have, greater resources than us. Therefore, we anticipate that our ability to compete largely will depend on our financial resources and capacity and the opportunity to be associated with a growing company.

Employees

         USI has one part time employee as of September 30, 2000. We expect to hire consultants and independent contractors during the early stages of implementing our business plan.

Properties

         The executive office of USI is located at 180 Niagara St., Suite 505, Toronto, Ontario, Canada, M5V 3E1. At this location it shares an undesignated amount of space with another tenant. Currently, the landlord and primary tenant are not charging USI any rent. If USI is obligated to pay rent at this location or obtain rental space for itself, it believes that space is readily available at market rates that it would be able to afford after the financing.

         See the description mining prospects under business for a description of the unpatented claims staked by USI in Nevada.

                                   Management

         Our directors and executive officers are as follows:

Name                    Age      Position

Thomas Skimming         65       President and Director (Chairman of the Board)

Mitchell Geisler        29       Secretary and Director

Joel Roff               27       Director


         Mr. Thomas Skimming has been the president and a director of Uranium Strategies since September 2000. Mr. Skimming, a professional engineer and president of Thomas Skimming & Associates Limited, carries on a private practice as a mineral exploration and mining consultant. He has been acting as an independent consultant since 1972. Prior thereto from 1959 to 1967, he was Chief Geologist for Selco Exploration Company Limited, the Canadian subsidiary of Selection Trust of London, England and from 1968 to 1972, he was Chief Exploration Geologist for McIntyre Porcupine Mines Limited which held a controlling interest in Falconbridge Nickel Mines Limited and was responsible for the Company's worldwide exploration activities, principally in Canada, United States, Australia, New Zealand, Africa and Southeast Asia.

         Mr. Skimming was the founder and Vice-Chairman and director of Royex Gold Mining Corporation from 1974 to 1988, a director of International Corona Resources Ltd. From 1984 to 1986 and the Chairman, Chief Executive Officer and director of United Coin Mines Limited from 1987 through 1992. He was also Chief Executive Officer, President and a director of the General Partner and a director of the National Exploration Fund which contributed millions of dollars to the exploration and development of Canadian mineral resources.

     Some of the more notable exploration and development projects in which Mr. Skimming was involved include the following:

     o In 1957 he pioneered diamond exploration in Canada in the James Bay Lowlands under the aegis of Consolidated African Selection Trust, the then world's largest producer of gem quality diamonds.
     o From 1959 to 1967, while in the employ of Selco Exploration, he designed and managed a large gold exploration project in the Canadian Artic which resulted in the discovery of two, high-grade, gold mines that were put into production at a cost of $40 million.
     o In 1966, he was jointly responsible for the creation of and the development of the exploration philosophy for Amselco, the United States subsidiary of Selco Exploration.
     o From 1968 to 1972 while in the employ of McIntyre Porcupine Mines Limited, he was instrumental in the development of McIntyre Mines New Zealand Limited, which made a number of precious and base metal discoveries in New Zealand, particularly the Riwaka Complex, a large nickel-copper occurrence in the Graham Valley on the South Island. Other major involvements as Chief Exploration Geologist, included porphyry copper projects in Nevada and Arizona; various copper projects in Southwest Africa, South Africa and The Democratic Republic of the Congo; various nickel projects in Western Australia, a major metallurgical coal project in Western Canada and various gold projects throughout the world.
     o 1974, he discovered and initiated exploration on a polymetallic sulphide deposit at Heninga Lake in the District of Keewatin, Northwest Territories, Canada.
     o In 1980, he conducted the initial field work and prepared a number of qualifying reports, recommending an exploration program that led to the discovery of the Hemlo gold deposit, a world class orebody in northwestern Ontario, Canada.
     o From 1985 through 1990, he was directly involved in the discovery, exploration and the development of the Golden Reward Mine, a large, low grade gold deposit in the Black Hills of South Dakota that was put into production at a cost of $60 million.

     Mr. Mitchell Geisler has been the secretary and a director of Uranium Strategies since September 2000. Mr. Geisler has over 15 years experience in the hospitality and services industry. Mr. Geisler has been involved predominantly with establishing and consulting to entrepreneurs who are entering the industry and require expert advice on preparing and organizing their operations. From September 1995 to May 1997, Mr. Geisler managed Ruby Beets restaurant in Toronto, Ontario. From May 1997 to May 1998, he was a manager of bar operations at Summit House Grill. Since May 1998, he is a consultant to and president of 52 Restaurants Inc. Mr. Geisler is the president and a director of LRS Capital, a development stage mineral exploration company with a tungsten orientation. Mr. Geisler holds a Bachelor of Arts degree from York University, Toronto, Canada.

     Mr. Joel Roff has been a director of Uranium Strategies since September 2000. Mr. Roff has four years experience in information technology as a market analyst and quality assurance expert. From May 1996 to May 2000, Mr. Roff worked in various analyst and quality assurance positions with Gavel & Gown Software in Toronto, Ontario. Mr. Roff is currently the Quality Assurance Manager for Hotline Communications in Toronto, Ontario. Prior to starting work at Gavel & Gown, he was a student at the University of Toronto. Mr. Roff holds an Honours Bachelor of Arts, Specialization in History from the University of Toronto.

Directors

         Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified. Mr. Mitchell Geisler and Mr. Joel Roff were issued 50,000 shares each as compensation for their services to USI. In the future, if USI has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

         The board of directors of USI has no committees. In the future, it may establish audit and compensation committees.

Limitation on Directors' Liabilities

         The bylaws of USI provide for full indemnification of its directors and officers under Nevada law. Nevada law provides that a corporation may indemnify any person who is a party to a suit or action or threatened to be made a party to a suit or action, unless the action is by the corporation or is a derivative action on behalf of the corporation when the suit or action is based on his actions on behalf of the corporation or is based on his actions taken at the request of the corporation, and the actions were taken in good faith for the best interests of the corporation. Indemnification will include expenses, attorney fees, judgments, fines and settlement amounts. Where a director or officer is successful on the merits of any suit or action brought against him by reason of his actions for or on behalf of the corporation, he shall be fully indemnified. USI may advance expenses in connection with a suit or action against its directors and officers if approved by the stockholders or directors who are not part of the action. USI may obtain insurance for any of the indemnification obligations or may provide other financial arrangements such as establishment of a trust fund or program of self insurance.

                             Executive Compensation

         No executive officer currently receives any cash compensation or other benefits from USI. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to the affairs of USI and the availability of funds. Other elements of compensation, if any, will be determined at that time or at other times in the future.

         On September 30, 2000, USI issued an aggregate of 100,000 shares of common stock to Messrs. Geisler and Roff as compensation for past services by those persons during fiscal year 2000. These combined services have been valued by USI at $1,143.

                             Principal Stockholders

         The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. As of the date of this prospectus, there were 2,510,000 shares of common stock issued and outstanding.

Name and Address or                 Number of Shares          Percentage Owned
Identity of Group                   Beneficially Owned        Before Offering
-------------------                 ------------------        ----------------
Thomas Skimming(1)(2)                 1,000,000                     39.8

Mitchell Geisler(1)                      50,000                      2.0

Joel Roff(1)                             50,000                      2.0

All officers and directors            1,100,000                     43.8
   as a group (3 persons)


(1) The address of each of these persons is c/o Uranium Strategies Inc., 180 Niagara St., Suite 505, Toronto, Ontario, Canada, M5V 3E1.

(2) Includes 500,000 shares owned of record by Bistra Kileva, the wife of Thomas Skimming.

                            Description of Securities

Common Stock

         Our certificate of incorporation authorizes us to issue up to 20,000,000 shares of common stock, par value $.001 per share. There are 2,510,000 shares issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 10,010,000 shares of common stock issued and outstanding.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Transfer Agent

         The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey, 07716.

                         Shares Eligible for Future Sale

         After the completion of the full offering, we will have 10,010,000 shares of common stock outstanding. All 7,500,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. Of the amount of shares outstanding 235,000 shares may be sold from time to time in the public market without registration pursuant to Rule 144 and 2,275,000 shares, will be eligible for public sale without registration beginning October 2001 pursuant to Rule 144.

         Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              Plan of Distribution

         The shares in this offering will be sold by the efforts of Thomas Skimming, our president and a director of USI. He will not receive any commission from the sale of any shares. He will not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

          1. None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation,

          2. None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

          3. None of the selling persons are, at the time of participation, an associated person of a broker-dealer, and

          4.   All of the selling persons meet the conditions of paragraph (a)
               (4) (ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

         Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in USI and a possible investment in the offering.

         We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

         This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.

Procedure of Subscription

         If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to Uranium Strategies Inc. A copy of this agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

         Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by USI and considered property of USI once cleared by our bank. Subscription funds will not be deposited in an escrow account. Certificates for the shares purchased will be issued and distributed by our transfer agent, within ten business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by regular mail.

                                  Legal Matters

         Graubard Mollen & Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     Experts

         Our financial statements have been included in the registration statement in reliance upon the report of Simon Krowitz Bolin & Associates, PA, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    Where You Can Find Additional Information

         We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                                                        URANIUM STRATEGIES, INC.

                                                   Index To Financial Statements
================================================================================

Independent Auditors' Report .............................................F-2

Financial Statements

     Balance Sheets.......................................................F-3

     Statement of Operations and Retained Earnings
     (Deficit Accumulated During the Development Stage)...................F-4

     Statement of Shareholders' Equity....................................F-5

     Statement of Cash Flows..............................................F-6

     Notes to Financial Statements........................................F-7

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852

Independent Auditors' Report

To the Board of Directors of
Uranium Strategies, Inc.
Toronto, Ontario
CANADA

We have audited the accompanying balance sheets of Uranium Strategies, Inc. (a Nevada corporation and a company in the development stage) as of December 31, 1999 and 1998 and September 30, 2000 and the related earnings statements of operations and retained earnings (deficit) accumulated during the development stage and cash flows for the year ended December 31, 1999 and the period March 5, 1998 (inception) to December 31, 1998 and the period January 1, 2000 to September 30, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Uranium Strategies, Inc. as of December 31, 1999 and 1998 and September 30, 2000 and the results of its operations and its cash flows for the year ended December 31, 1999 and the period March 5, 1998 (inception) to December 31, 1998 and for the period January 1, 2000 to September 30, 2000, in conformity with generally accepted accounting principles.

We have reviewed the accompanying balance sheet of Uranium Strategies, Inc. (a company in the development stages) as of September 30, 1999 and the related statement of operations and deficit accumulated during development stage and comprehensive income and of cash flows for the nine month periods ended September 30, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States.

/s/Simon Krowitz Bolin & Associates, PA

Rockville, Maryland
November 30, 2000

                                                                                           URANIUM STRATEGIES, INC.

                                                                               (A Company in the Development Stage)

                                                                                                     BALANCE SHEETS
===============================================================================================================================
                                                              December       December        September    September
                                                              31, 1998       31, 1999        30, 1999     30, 2000
                                                                                            (Unaudited)
                                                             ---------       ---------      -----------   ---------
ASSETS

Current Assets
     Cash and Cash Equivalents (Note 1)                      $                $                $          $10,000

Long-term Investments (Note 2)                                 2,000            2,000            2,000
------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $ 2,000          $ 2,000          $ 2,000    $10,000
==================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
     Income Taxes Payable (Note 3)                           $                $                $          $ 1,200
------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
     Common Stock - $0.001 par value; 20,000,000
      shares authorized, September 30, 2000 -
      966,667 shares issued and outstanding;
      December 31, 1999 - 866,667 shares issued
      and Outstanding                                            867              867              867        967
     Additional Paid in Capital                                2,133            3,333            3,033      5,276
     Retained Earnings (Deficit) Accumulated
      during the Development Stage                            (1,000)          (2,200)          (1,900)     2,557
------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                     2,000            2,000            2,000      8,800
------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                                      $ 2,000          $ 2,000          $ 2,000    $10,000
===================================================================================================================
                                                            See Auditors' Report and Notes to Financial Statements.

                                                                                                   URANIUM STRATEGIES, INC.

                                                                                       (A Company in the Development Stage)

                                            STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT) ACCUMULATED DURING THE
                                                                                                         DEVELOPMENT STAGE
==============================================================================================================================
                                    March 5, 1998                  March 5, 1998  January 1,    January 1, 1999  March 5, 1998
                                    Inception) to   Year Ended    (Inception) to  2000 to       to September    (Inception) to
                                    December 31,    December 31,   December 31,   September     30, 1999        September 30,
                                    1998            1999           1999           30, 2000      (Unaudited)     2000
------------------------------------------------------------------------------------------------------------------------------
Net Revenues                        $               $              $             $               $             $
Cost of Revenues
------------------------------------------------------------------------------------------------------------------------------
Gross Profit
------------------------------------------------------------------------------------------------------------------------------

General and Administrative
Expenses
         Office                          1,000           1,200        2,200             900            900         3,100
         Compensation                                                                 1,143                        1,143
------------------------------------------------------------------------------------------------------------------------------
Total                                    1,000           1,200        2,200           2,043            900         4,243
------------------------------------------------------------------------------------------------------------------------------

Deficit from Operations                 (1,000)         (1,200)      (2,200)         (2,043)          (900)       (4,243)

Investment Income                                                                     8,000                        8,000

Net Income (Deficit) before
  Income Taxes                          (1,000)         (1,200)      (2,200)          5,957           (900)        3,757

Income Taxes                                                                          1,200                        1,200
------------------------------------------------------------------------------------------------------------------------------

Net Income (Deficit)                    (1,000)         (1,200)      (2,200)          4,757           (900)        2,557
------------------------------------------------------------------------------------------------------------------------------

Retained Earnings (Deficit                              (1,000)                      (2,200)        (1,000)
 Accumulated During the
 Development Stage) at
 Beginning of Period

Retained Earnings (Deficit
 Accumulated During the            $    (1,000)    $    (2,200)   $  (2,200)    $     2,557     $   (1,900)   $    2,557
 Development Stage) at End
 of Period
==============================================================================================================================

Net Earnings (Deficit) per
 Share - Basic                    $      (0.00)    $    (0.00)                 $     (0.01)    $    (0.00)
Net Earnings (Deficit) per
 Share - Diluted                  $      (0.00)    $    (0.00)                 $     (0.01)    $    (0.00)

Shares Used in Per Share
 Calculation - Basic                   365,670        866,667                      867,032        866,667
Shares Used in Per Share
 Calculation - Diluted                 365,670        866,667                      867,032        866,667

                                                            See Auditors' Report and Notes to Financial Statements.

                                                                                                  URANIUM STRATEGIES, INC.

                                                                                       (A Company in the Development Stage)

                                                                                         STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                        September 30, 2000
=================================================================================================================================
                                                                                    Retained
                                                                                    Earnings
                                                                                    Deficit
                                                                                    Accumulated
                                                   Common Stock         Paid-in     Development                   Comprehensive
                                               Shares         Amount    Capital     Stage           Total         Income
-----------------------------------------------------------------------------------------------------------------------------------
Balance at March 5, 1998                                   $            $           $             $              $
Issuance of common stock to founders for
 an investment in common shares, August
26,                                           866,667            867       1,133                      2,000
 1998 (Note 4)
Fair value of services performed (Note 4)                                  1,000                      1,000
Comprehensive Income
         Net Income (Deficit)                                                          (1,000)       (1,000)     $  (1,000)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                  866,667      $     867    $  2,133    $  (1,000)    $   2,000
-----------------------------------------------------------------------------------------------------------------------------------

Fair value of services performed (Note 4)                                  1,200                      1,200
Comprehensive Income
         Net Income (Deficit)                                                          (1,200)       (1,200)     $  (1,200)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                  866,667      $     867    $  3,333    $  (2,200)    $   2,000
-----------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock to directors for
 compensation at the fair value of
 securities issued, September                  100,000            100       1,043                      1,143
 30, 2000 (Note 4)
Fair value of services performed (Note 4)                                    900                        900
Comprehensive Income
         Net Income (Deficit)                                                           4,757         4,757      $   4,757
-----------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2000                 966,667      $     967    $  5,276    $   2,557     $   8,800
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     See Auditors' Report and Notes to Financial Statements.

                                                                                                   URANIUM STRATEGIES, INC.

                                                                                      (A Company in the Development Stage)

                                                                                                   STATEMENT OF CASH FLOWS
=================================================================================================================================

                                                                                                    January 1
                                        March 5, 1998                  March 5, 1998  January 1,    1999 to        March 5, 1998
                                       (Inception) to   Year Ended    (Inception) to  2000 to       September     (Inception) to
                                        December 31,    December 31,   December 31,   September     30, 1999       September 30,
                                        1998            1999           1999           30, 2000     (Unaudited)     2000
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
   Net Income (Deficit)                  $   (1,000)    $  (1,200)   $    (2,200)    $     4,757    $   (900)       $    2,557
   Adjustments to Reconcile
   Net Deficit to Net Cash
    Provided by (Used in)
    Operations
      Capital Gains                                                                       (8,000)                       (8,000)
      Office                                   1,000         1,200          2,200            900         900             3,100
      Compensation                                                                         1,143                         1,143
   Changes in Assets and
    Liabilities
     Income Taxes Payable                                                                 1,200                          1,200
---------------------------------------------------------------------------------------------------------------------------------
NET CASH (USED) BY OPERATING
 ACTIVITIES
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING
 ACTIVITES
   Sale of Long-Term Investment                                                         10,000                         10,000
---------------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH
 EQUIVALENTS                                                                            10,000                         10,000

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT
 END OF  YEAR                         $              $            $               $    10,000    $               $    10,000
=================================================================================================================================
SUPPLEMENTARY SCHEDULE OF
 NON-CASH  ACTIVITIES:
   Issuance of Common Stock in
    Exchange for Long-Term
    Investment                        $    2,000     $            $     2,000     $              $               $    2,000
   Issuance of Common Stock in
    Exchange for Services             $              $            $               $     1,143    $               $    1,143
---------------------------------------------------------------------------------------------------------------------------------
                                                                        See Auditors' Report and Notes to Financial Statement.

                                                      URANIUM STRATEGIES, INC.
                                           (A Company in the Development Stage)
                                                  NOTES TO FINANCIAL STATEMENTS

                     September 30, 2000 and 1999 and December 31, 1999 and 1998
===============================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         History and Business Activity - Uranium Strategies, Inc. ("Uranium Strategies" or the "Company") is a development stage company with no current business operations. The Company was incorporated in the state of Nevada on March 5, 1998. The Company was originally incorporated to hold an investment in common shares and is now acquiring certain mining claims.

         Cash and Cash Equivalents - Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

         Investments - The Company's investments in common shares are classified as available-for-sale. The Company's investments in freely tradable common shares are considered short-term and reported at fair value. The Company's investments in common shares that are restricted from resale are considered long-term and reported at cost. Any realized gains or losses and "other than temporary" declines in value, if any, on available-for-sale securities are reported in investment income as incurred. Realized gains and losses on the sales of investments available-for-sale are determined using the specific identification method.

         Income Taxes - Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

         Basic and Diluted Net Income (Deficit) Per Share - Basic net income (deficit) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (deficit) per share is also computed using the weighted average number of common shares outstanding during the period. The company has no convertible debentures or shares outstanding and no stock options or warrants outstanding.

         Impairment of Assets - Management reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management assesses impairment by comparing the carrying amount to individual cash flows. If deemed impaired, measurement and recording of an impairment loss is based on the fair value of the asset.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

                                                      URANIUM STRATEGIES, INC.
                                           (A Company in the Development Stage)
                                                  NOTES TO FINANCIAL STATEMENTS

                     September 30, 2000 and 1999 and December 31, 1999 and 1998
===============================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Comprehensive Income - In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which was adopted by the Company. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in an entity's financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. The Company has no significant components of other comprehensive income and accordingly, comprehensive income is the same as net income for all periods.

NOTE 2 - INVESTMENTS

         The investment in common shares restricted from resale for greater than one year has been classified as a long-term investment and is being carried at cost. The estimated fair value approximates cost at December 31, 1999 and 1998.

         Activity related to the sale of the investment is as follows:

                                  Period Ender     Period Ended   Period Ended
                                  September        December       December
                                  30, 2000         31, 1999       31, 1998
         ----------------------------------------------------------------------

         Contribution of
          Securities             $                  $             $    2,000
         Proceeds from Sales
          Of Investments             10,000
         Gross Realized
          Gains                       8,000

NOTE 3 - INCOME TAXES

         At December 31, 1999 and 1998, there are no temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

         At September 30, 2000, the Company has a current provision for income taxes payable to the U.S. federal government of $1,200. The following is a reconciliation of income tax computed at the federal statutory rate to the provision for taxes:

         Tax Expense Computed at Statutory Rate                     $    714
         Increase in Taxes Resulting from Non-deductible Expenses        486
                                                                    --------
                                                                    $  1,200
                                                                    ========
                                      F - 8

                                                      URANIUM STRATEGIES, INC.
                                           (A Company in the Development Stage)
                                                  NOTES TO FINANCIAL STATEMENTS

                     September 30, 2000 and 1999 and December 31, 1999 and 1998
===============================================================================

NOTE 4 - SHAREHOLDERS EQUITY

         Since inception, the Company has had 20,000,000 authorized common shares, $.001 par value.

         On August 26, 1998, the Company issued 104 common shares in exchange for a long-term investment with a fair value of $2,000. At December 31, 1999 and 1998, the Company had 866,667 common shares issued and outstanding after retroactive adjustment for the stock dividend described below.

         On September 29, 2000, the board of directors declared an 8,332.3365 stock dividend for each common share issued and outstanding for shareholders on record on September 29, 2000. The stock dividend has been applied retroactively to prior periods. On September 30, 2000, the Company issued 100,000 common shares to two directors for compensation for the period ended September 30, 2000. Each common share was valued at $0.01143, the equivalent price paid on October 2, 2000 for common shares issued to shareholders (see Note 7) and a charge of $1,143 taken to general and administrative expenses. At September 30, 2000, the Company had 966,667 common shares issued and outstanding.

         Since inception, the Company has recorded a monthly charge of $100 for the estimated fair value of general and administrative expenses including rent and compensation that have been provided to the Company by shareholders, officers and directors of the Company without charge. These expenses have been charged to the Company with a corresponding contribution to additional paid in capital.

NOTE 5 - FINANCIAL INSTRUMENTS

         Fair Value - The carrying value of cash and long-term investments approximate fair value.

         Concentrations of Risk - Financial instruments that potentially subject the company to significant concentration of credit risk consist primarily of cash. The company's cash is held in a U.S. dollar checking account at a Canadian financial institution and does not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act.

NOTE 6 - CONTINGENCIES

         Legal - The company is not currently aware of any legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

                                                      URANIUM STRATEGIES, INC.
                                           (A Company in the Development Stage)
                                                  NOTES TO FINANCIAL STATEMENTS

                     September 30, 2000 and 1999 and December 31, 1999 and 1998
===============================================================================

NOTE 7 - SUBSEQUENT EVENTS

         Shareholder's Equity - On October 2, 2000, the Company issued 1,533,333 common shares to nine shareholders for proceeds of $17,524 or $0.01143 per share. Upon completion of the issuance, the Company had 2,500,000 common shares issued and outstanding.

         Contract with Platoro West Incorporated - On October 20, 2000, the Company entered into an agreement with Platoro West Incorporated ("Platoro") under which Platoro will locate, stake out and record 20 mining claims that Platoro believes to contain high concentrations of copper. On November 16, 2000, Platoro had staked 20 unpatented claims for the Company pursuant to this contract, and met its staking obligation.

         Per the terms of the contract, the Company has made a cash payment to Platoro of $5,000 on October 30, 2000. Commencing in 2001, the Company is obligated to pay Platoro additional cash of $2,000 per year on or before August 31 each year. The Company accounts for these payments as expenses at the time the payment is due to Platoro. Platoro is responsible for maintaining the claims for the Company in accordance with State filing requirements. The primary maintenance activity is the physical act of paying the annual fees to the State and County. As long as the claims are held by or for the Company on the dates payment is due to Platoro, the Company will be obligated to make the payments.

         As additional compensation, the Company has agreed to issue common shares to Platoro. On October 30, 2000, the Company issued 10,000 common shares to Platoro, fulfilling its obligation under the contract. The Company accounted for the issuance of the 10,000 common shares as an expense at the time of issuance at the fair value of the common shares issued. Fair value was calculated as $0.05 per share or $500 and was based on the anticipated offering price of the Company's next round of financing.

         Commencing in 2001, the Company is also responsible for paying the filing and registration expenses per claim staked, currently $107 per claim. In addition, if the prospects are developed, the Company will pay a net smelter royalty of three percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects.

         The royalty payment obligation may be terminated by payment of specified amounts to Platoro. To terminate the royalty obligation prior to October 20, 2006, the Company must pay $1,000,000 less all cash amounts theretofore paid by the Company to Platoro. After October 20, 2006, the termination payment is $2,000,000, less all cash amounts paid by the Company to Platoro.

[back cover page]


         You should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

URANIUM STRATEGIES INC.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of Nevada permit the indemnification of directors, employees, officers and agents of Nevada corporations. Our bylaws provide that we shall indemnify to the fullest extent permitted by Nevada law any person whom we are able to indemnify under that law.

         The provisions of Nevada law that authorize indemnification limit their application only to circumstances where the indemnified person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee...............................   $      99.00
Legal Fees and Expenses.......................................      15,000.00
Accounting Fees and Expenses..................................      15,000.00
Financial Printing and Engraving..............................       1,000.00
Blue Sky Fees and Expenses....................................       2,500.00
Miscellaneous.................................................      16,401.00

          TOTAL...............................................   $  50,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

(1) On May 5, 1998, the Registrant issued to three persons, an aggregate of 104 shares of common stock as founder shares. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The total consideration paid was $2,000 through the in-kind contribution of an investment in restricted common shares of a separate company which was subsequently sold by the Registrant. The Registrant declared a share dividend on September 29, 2000 so that each outstanding share would equal after the dividend 8,332.3365.

(2) On September 30, 2000, the Registrant issued an aggregate of 100,000 shares of common stock to two persons who are officers and directors of the Registrant. The exemption for the issuance of these shares was

                                      (i)

         Section 4(2) of the Securities Act of 1933. The Registrant took an expense of $1,143 as consideration for past services by these persons in fiscal year 2000.

(3) On October 2, 2000 the Registrant issued an aggregate of 1,533,333 shares to nine persons, none of which are resident in the United States and each of which was determined to be either an accredited investor or a sophisticated investor under the United States securities laws. The exemption for the issuance of these shares by the Registrant was
         Section 4(2) of the Securities Act of 1933. The consideration for the shares was $0.01143 per share for an aggregate of $17,524. The proceeds of this offering were used for working capital.

(4) On October 30, 2000, the Registrant issued an aggregate of 10,000 shares of common stock to Platoro West Incorporated as consideration for services performed by Platoro subject to a contract for mining services. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The Registrant took an expense of $500 as consideration for services in fiscal year 2000.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.   Description of Document
-----------   --------------------------

   3.1        Certificate of Incorporation of Registrant*

   3.2        Bylaws of Registrant*

   4.1        Specimen Common Stock Certificate*

   5.1        Opinion of Graubard Mollen & Miller**

  10.1        Agreement between Platoro West Incorporated and Registrant*

  10.2        Form of Investor Subscription Agreement*

  23.1        Consent of Simon Krowitz Bolin & Associates P.A.*

  23.2        Consent of Graubard Mollen & Miller (Contained in Exhibit 5.1)**

  24.1        Powers of Attorney (included on signature page)*


----------------------
*    Filed herewith
**   To be filed by amendment

                                      (ii)

ITEM 28.  UNDERTAKINGS

The undersigned issuer undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (1) include any prospectus required by section 10(a)(3) of the Securities Act;

             (2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

             (3) include any additional or changed material information regarding the plan of distribution;

             (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

             (5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      We undertake:

                  (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                     (iii)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on January 3, 2001

                                     URANIUM STRATEGIES INC.

                                     By: /s/ THOMAS SKIMMING
                                     -----------------------------
                                     Thomas Skimming
                                     President
                                     (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Skimming and Joel Roff, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                               DATE
---------                  -----                               ----

/s/Thomas Skimming
--------------------      President (Principal Financial      January 3, 2001
Thomas Skimming           Officer and Principal Accounting
                          Officer)
/s/Mitchell Geisler
--------------------      Secretary and Director              January 3, 2001
Mitchell Geisler

/s/Joel Roff
--------------------      Director                            January 3, 2001
Joel Roff


                                      (iv)

                                  Exhibit Index

Exhibit No.   Description of Document
-----------   --------------------------

   3.1        Certificate of Incorporation of Registrant*

   3.2        Bylaws of Registrant*

   4.1        Specimen Common Stock Certificate*

   5.1        Opinion of Graubard Mollen & Miller**

  10.1        Agreement between Platoro West Incorporated and Registrant*

  10.2        Form of Investor Subscription Agreement*

  23.1        Consent of Simon Krowitz Bolin & Associates P.A.*

  23.2        Consent of Graubard Mollen & Miller (Contained in Exhibit 5.1)**

  24.1        Powers of Attorney (included on signature page)*

----------------------
*    Filed herewith
**   To be filed by amendment


                                      (v)